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                                                                  EXECUTION COPY

                                                                     EXHIBIT 2.1

                            SHARE PURCHASE AGREEMENT

      This Share Purchase Agreement (this "Agreement") is made as of this 1st day of November 2005, by and among Internet Commerce Corporation, a Delaware corporation ("Buyer"), Connective Commerce Associates ("Seller"), a Massachusetts business trust created by Declaration of Trust dated as of December 14, 2001 and of which Michael J. Kirchner and Larry M. Chernicoff are the Trustees (the "Trustees"), the shareholders of Seller listed on the signature page hereto as Operating Shareholders (the "Operating Shareholders"), and The Kodiak Group, Inc., a Massachusetts corporation ("Kodiak").

      WHEREAS, Seller owns one share of the common stock, no par value, of Kodiak, which constitutes all of the outstanding capital stock of Kodiak (the "Share");

      WHEREAS, Kodiak is a qualified subchapter S subsidiary of Seller and a disregarded entity for federal and state tax purposes;

      WHEREAS, Kodiak is engaged in, among other things, providing supply chain productivity and optimization software applications and solutions, eCommerce system integration and related services (the "Business");

      WHEREAS, pursuant to the terms and conditions set forth hereinafter, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, the Share free and clear of all liens, claims, pledges, restrictions, rights of others, voting agreements, charges or other encumbrances of any kind or nature whatsoever ("Liens"); and

      NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements stated herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged conclusively, the parties hereto (collectively, the "Parties," and individually, a "Party"), each intending to be legally bound, agree as follows:

                                   ARTICLE I

                                     CLOSING

      1.1 Closing. The closing of the purchase and sale contemplated hereby (the "Closing") will take place via overnight mail, email and/or fax at the offices of Morris, Manning & Martin, LLP in Atlanta, Georgia, with an effective time for purposes hereunder of 5:00 p.m. (Atlanta Time) on November 1, 2005 (the "Closing Date"), provided that the fulfillment or waiver (if permissible) by Seller and Buyer of the conditions to Closing set forth in Article VI hereof shall have occurred, or on such other date or at such other time as may be mutually agreed upon by Buyer and Seller. At the Closing, the Parties will deliver or cause to be delivered the funds, documents and certificates described in Article VI.

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                                   ARTICLE II

                                PURCHASE AND SALE

      2.1 Share Purchase. Seller agrees to sell, assign and convey, and Buyer agrees to purchase, as of the Closing Date, the Share.

      2.2 Purchase Price. In full consideration for the sale to Buyer of the Share, Buyer shall pay to Seller the Cash Consideration and Earn Out as provided in this Section 2.2 (collectively, the "Purchase Price"). All payments of the Purchase Price shall be made by certified bank check or wire transfer of immediately available funds to an account designated by Seller.

            (a) Cash Consideration. Buyer shall make a payment at Closing ("Cash Consideration") in the aggregate amount of $1,000,000.

            (b) Earn Out. Payment of the Earn Out shall be made as provided in
      Section 2.3 below.

      2.3 Earn Out.

            2.3.1. If Kodiak Revenue (as defined in Section 2.3.1(c)) is $3,000,000 or more, Buyer shall pay Seller, within 90 days following the first anniversary of the Closing Date ("First Anniversary") in cash, the following additional consideration (the "Earn Out"):

            (a) First Level Earn Out. If Kodiak Revenue is at least $3,000,000, Buyer shall pay Seller $1,000,000 (the "First Level Earn Out").

            (b) Second Level Earn Out. If Kodiak Revenue is at least $3,250,000, Buyer shall pay Seller, in addition to the First Level Earn Out, an additional amount (the "Second Level Earn Out") that shall be determined as follows:

                        (i) If Kodiak Revenue is at least $4,000,000, the Second
            Level Earn Out shall be $500,000.

                        (ii) If Kodiak Revenue is at least $3,250,000 but less
            than $4,000,000, the Second Level Earn Out shall be the amount determined by multiplying $500,000 by a percentage calculated by dividing (x) the amount of Kodiak Revenue in excess of $3,000,000 by
            (y) $1,000,000.

            (c) For purposes of this Section 2.3, "Kodiak Revenue" shall mean the gross revenue earned by Kodiak for the one-year period between the Closing Date and the First Anniversary (the "Earn Out Period"), as accounted in accordance with generally accepted accounting principles in the United States applied in a manner consistent with past practice ("GAAP"). If a Kodiak employee shall be reassigned to another subsidiary or operating division of Buyer in violation of Section 2.3.2, the gross revenue generated by that employee for such other subsidiary or operating division during the Earn Out Period shall be included in Kodiak Revenue.

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            (d) Buyer shall prepare and deliver to Seller within 45 days after the First Anniversary a detailed statement of earnings for the Earn Out Period setting forth Buyer's determination of Kodiak Revenue (the "Kodiak Revenue Statement"). If Seller disputes Buyer's determination of Kodiak Revenue, Seller shall give notice of such dispute to Buyer within 14 days after the Kodiak Revenue Statement shall have been provided to Seller. Within 5 days after the giving of such notice, Buyer and Seller shall refer the dispute to their respective independent accountants (the "Parties' Accountants") with instructions to attempt to resolve the dispute. Buyer shall cooperate with the Parties' Accountants and furnish the Parties' Accountants with all information reasonably requested by them. Within 20 days after the matter shall be referred to them, the Parties' Accountants shall give Buyer and Seller written notice as to whether they have been able to reach agreement as to the determination of Kodiak Revenue. If the Parties' Accountants shall have reached agreement, such agreement shall be conclusive and binding on the Parties. If the Parties' Accountants shall be unable to reach agreement, they shall jointly and promptly select a third independent certified public accounting firm (the "Third Accountant"). The Third Accountant shall, within 30 days after the matter is referred to it, notify Buyer and Seller in writing of its determination of Kodiak Revenue. Any such determination by the Third Accountant shall be conclusive and binding on the Parties. If the Third Accountant shall determine that the Kodiak Revenue proposed by Seller shall be at least 15.0% higher than the Kodiak Revenue determined by the Third Accountant, then the fees and expenses of the Third Accountant and all costs associated with the Third Accountant shall be paid by Seller. If the Third Accountant shall determine that the Kodiak Revenue proposed by Buyer shall be at least 15.0% lower than the Kodiak Revenue determined by the Third Accountant, then the fees and expenses of the Third Accountant and all costs associated with the Third Accountant shall be paid by Buyer. In all other cases, Buyer and Seller shall each pay one-half of the fees and expenses of the Third Accountant and all other costs associated with the Third Accountant. Buyer and Seller shall be responsible for their respective attorneys' fees, accountants' fees and other expenses incurred in connection with the dispute.

            2.3.2 During the Earn Out Period, Buyer shall:

            (a) Operate Kodiak in a commercially reasonable manner consistent with Kodiak's current practice, and not, without the consent of the Operating Shareholders, (1) reassign Kodiak employees to other subsidiaries or operating divisions of Buyer or (2) change contract or credit terms for existing customers;

            (b) In cases where Kodiak shall provide services to another subsidiary or division of Buyer, on a sub-contract or other basis, such services shall be charged at full standard rate for purposes of the calculation of Kodiak Revenue, unless such services shall be for a non-revenue producing internal project (an "Internal Project");

            (c) Obtain the approval of the Vice President and General Manager of Kodiak before assigning an Internal Project to Kodiak, which approval shall not be withheld unless the Vice President and General Manager reasonably determines that such Internal Project shall interfere with Kodiak's revenue-producing customer work;

            (d) Maintain Kodiak's corporate and business existence; and

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            (e) Not merge or consolidate Kodiak into another entity or sell all or substantially all of the assets of Kodiak.

      2.4 Because of Kodiak's status as a disregarded entity, the sale of the Share will be treated for tax purposes as if Buyer had purchased all of Kodiak's assets. Buyer and Seller agree that the Purchase Price (including any additional consideration paid to Seller pursuant to Section 2.3) shall be allocated among Kodiak's assets, tangible and intangible, on the basis of an allocation (the "Allocation") to be prepared by Buyer and reasonably acceptable to Seller which
(i) allocates a portion of the Purchase Price to Kodiak's fixed assets in an amount equal to the value of such fixed assets as shown on the books of Seller in accordance with GAAP immediately prior to the Closing, and (ii) allocates the remainder of the Purchase Price to intangible assets and goodwill in proportions to be determined by Buyer. Buyer and Seller may agree upon a different allocation of the Purchase Price than set forth above, in which case such different allocation shall be controlling. Buyer shall use its reasonable best efforts to deliver to Seller the final version of the Allocation on or prior to January 31, 2006, and such final version of the Allocation shall become a part of this Agreement for all purposes. Seller and Buyer agree to use the Allocation, in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (collectively, the "Code"), in the preparation and filing of all Tax Returns (including IRS form 8594) for the applicable period. Neither Seller nor Buyer will take any action that would call into question the bona fides of such Allocation.

                                   ARTICLE III

       REPRESENTATIONS AND WARRANTIES OF SELLER AND OPERATING SHAREHOLDERS

      Except as disclosed in a document dated as of the date of this Agreement and delivered by Seller to Buyer prior to the execution and delivery of this Agreement and referring to the relevant representations and warranties in this Agreement (the "Disclosure Schedules"), as of the date of this Agreement, Seller and the Operating Shareholders hereby jointly and severally represent and warrant to Buyer the following:

      3.1 Organization and Qualification.

            (a) Seller is a Massachusetts business trust duly formed, validly existing and in good standing under the laws of Massachusetts, with the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

            (b) Kodiak is a corporation duly organized, validly existing and in good standing under the laws of Massachusetts, with the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Kodiak is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect" means a

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material adverse effect on the financial condition or results of operations of
Kodiak or the Business, taken as a whole.

            (c) Kodiak has no Subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association, partnership, joint venture arrangement or other business entity. As used herein, "Subsidiary" shall mean any corporation or other entity more than 50% of the stock or other ownership interest of which (measured by virtue of voting rights) is directly or indirectly owned by Kodiak. Kodiak does not own any equity interest in any partnership or joint venture arrangement or other business entity.

      3.2 Title to the Share. Seller holds of record and beneficially owns the Share free and clear of any Liens or any other restrictions on transfer (other than any restrictions on transfer under the Securities Act of 1933, as amended and state securities laws). The Share constitutes all of the outstanding capital stock of Kodiak. Neither Seller nor Kodiak is a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of capital stock of Kodiak (other than this Agreement). Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the Share.

      3.3 Articles of Organization and Bylaws. The copies of Kodiak's Articles of Organization and Articles of Amendment thereto (collectively, "Articles") and Bylaws attached hereto as Exhibit A are true, complete and correct copies of Kodiak's current Articles and Bylaws and are in full force and effect. Kodiak is not in violation of any of the provisions of its Articles or Bylaws.

      3.4 Authority Relative to This Agreement. Seller and Kodiak have all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary action of the Trustees and Seller's shareholders, and no other proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Kodiak and the consummation by Kodiak of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Kodiak are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and Kodiak and, assuming the due authorization, execution and delivery by Buyer, constitutes the legal, valid and binding obligation of Seller and Kodiak, enforceable against Seller and Kodiak in accordance with its terms, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors' rights generally and to general principles of equity (whether applied in a proceeding in law or equity).

      3.5 No Conflict; Required Filings and Consents.

      (a) The execution and delivery of this Agreement by Seller and Kodiak does not, and the performance by Seller and Kodiak of their respective obligations hereunder will not, assuming that all consents, approvals, authorizations and permits described in Section 3.5(a) of the Disclosure Schedules have been obtained and all filings and notifications described in Section 3.5(a) of the

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Disclosure Schedules have been made, (i) conflict with or violate any provision of Seller's Declaration of Trust dated as of December 14, 2001 (the "Declaration") or the Articles or Bylaws of Kodiak, (ii) conflict with or violate any law applicable to Seller or Kodiak or by which any property or asset of Seller or Kodiak is bound or affected or (iii) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any material property or asset of either Seller or Kodiak pursuant to any contract, agreement, covenant, sale or purchase order or other arrangement (collectively, "Contracts"), permit, franchise or other obligation to which either Seller or Kodiak is a party or by which any property or asset of either Seller or Kodiak is bound.

      (b) The execution and delivery of this Agreement by Seller, the Operating Shareholders and Kodiak does not, and the performance by Seller, the Operating Shareholders and Kodiak of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification by Seller, the Operating Shareholders or Kodiak to, any governmental entity which, if not obtained or made, would, individually or in the aggregate, have a Material Adverse Effect.

      3.6 Permits; Compliance with Laws. Kodiak is in possession of all permits necessary for it to own, lease and operate its properties or to produce, store, distribute and market its products or otherwise to carry on the Business as it is now being conducted, and, as of the date of this Agreement (the "Permits"), none of the Permits has been suspended or cancelled nor is any such suspension or cancellation pending or, to the knowledge of the Operating Shareholders, threatened, except for such Permits for which the failure to possess or the suspension or termination of which would not, individually or in the aggregate, have a Material Adverse Effect. Kodiak is not in conflict with, or in default or violation of, (i) any law applicable to Kodiak or by which any property or asset of Kodiak is bound or affected or (ii) any Permits, except for such conflict, default or violation which would not have a Material Adverse Effect. Kodiak has not received from any governmental entity any written notification with respect to possible conflicts, defaults or violations of laws.

      3.7 Financial Statements.

      (a) The Operating Shareholders have delivered to Buyer in the Disclosure Schedules true, complete and correct copies of the following financial statements:

            (i) audited statement of income and cash flows of Kodiak for the fiscal year ended September 30, 2004, and an audited balance sheet of Kodiak as of September 30, 2004, together with the related notes and schedules, if any (such audited balance sheet, statements of income and cash flows and the related notes and schedules are referred to herein as the "2004 Financial Statements");

            (ii) audited statements of income and cash flows of Kodiak for the fiscal year ended September 30, 2003, and an audited balance sheet of Kodiak as at September 30, 2003, together with the related notes and schedules, if any (such

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            audited balance sheet, statements of income and cash flows and the related notes and schedules are referred to herein as the "2003 Financial Statements");

            (iii) audited statements of income and cash flows of Kodiak for the fiscal year ended September 30, 2002, and an audited balance sheet of Kodiak as at September 30, 2002, together with the related notes and schedules, if any (such audited balance sheet, statements of income and cash flows and the related notes and schedules are referred to herein as the "2002 Financial Statements"); and

            (iv) unaudited statements of income and cash flows of Kodiak for the fiscal year ended September 30, 2005, and an unaudited balance sheet of Kodiak as at September 30, 2005 (the "Balance Sheet Date"), together with the related notes and schedules, if any (such unaudited balance sheet, statements of income and cash flows and the related notes and schedules are referred to herein as the "September 30 Financial Statements" and, together with the 2004 Financial Statements, the 2003 Financial Statements, the 2002 Financial Statements, and the September 30 Financial Statements, the "Financial Statements"); and

            (v) a schedule of all of the liabilities of Kodiak as of the date of this Agreement (the "Liabilities Schedule"), which schedule shall be updated by the Operating Shareholders as of the Closing Date.

      (b) Except as set forth on the September 30 Financial Statements, Kodiak has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that is, individually or in the aggregate, material to the Business and that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for immaterial liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date. All reserves established by Kodiak and set forth in the Financial Statements are in accordance with GAAP, consistently applied. On the Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standard No. 5) that are not adequately provided for in the September 30 Financial Statements.

      (c) The Financial Statements fairly present, in all material respects, the financial position of Kodiak and results of operations and cash flows as of and for the periods indicated.

      3.8 Owned Real Property. Kodiak does not own any real property or hold any option to purchase real property.

      3.9 Absence of Certain Changes or Events. Since the Balance Sheet Date, Kodiak has conducted the Business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as specifically contemplated by this Agreement or set forth in Section 3.9 of the Disclosure Schedules, since the Balance Sheet Date:

      (a) There have been no events that, individually or in the aggregate, would have a Material Adverse Effect;

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      (b) Neither the business, properties nor assets of Kodiak have suffered a loss (whether or not covered by insurance), as a result of fire, explosion, earthquake, accident, labor trouble, condemnation or taking of property by any governmental entity, flood, windstorm, pestilence, embargo, riot, act of God or the public enemy, any other casualty or similar event or any other cause, which loss has, will have or could reasonably be expected to have a Material Adverse Effect;

      (c) Other than for cash, Kodiak has not declared or paid any dividend or other distribution (whether in ownership interests or property (other than cash) or any combination thereof) in respect of any ownership interests of Kodiak;

      (d) Kodiak has not purchased, redeemed or otherwise acquired (or committed itself to purchase, redeem or acquire), directly or indirectly, any ownership interests or other security of Kodiak;

      (e) Kodiak has not made any acquisition of all or any part of the assets, properties, capital stock or business of any other entity, other than inventory, equipment and supplies acquired in the ordinary course of business consistent with past practice;

      (f) Kodiak has not, except in the ordinary course of business consistent with past practice, sold or otherwise disposed of any of its material assets;

      (g) Kodiak has not sold, assigned, transferred, conveyed or licensed, or committed itself to sell, assign, transfer, convey or license, any Intellectual Property (as defined in Section 3.14), other than in the ordinary course of business;

      (h) Kodiak has not waived or released any right or claim of material value to its business, including any write-off or other compromise of any material account receivable of Kodiak;

      (i) Kodiak has not paid, directly or indirectly, any of its material liabilities before the same became due in accordance with its terms other than in the ordinary course of business consistent with past practice;

      (j) Kodiak has not made any payment or commitment to pay any severance or termination pay to any employee of Kodiak;

      (k) Kodiak has not made any wage or salary increase or bonus, or increase in any other direct or indirect compensation for or to any employee, officer, director, consultant, agent or other representative, other than to non-officers or non-director employees, consultants, agents or other representatives in the ordinary course of business consistent with past practice;

      (l) Kodiak has not made any loan, advance or other payment to any of its or Seller's equity owners, officers, directors, employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business), or made any other loan, advance or other payment other than in the ordinary course of business consistent with past practice;

      (m) Kodiak has not pledged or otherwise, voluntarily or involuntarily, encumbered any of its assets or properties, except for Liens for current taxes which are not yet delinquent or which are

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being contested in good faith and purchase-money Liens arising out of the purchase or sale of products made in the ordinary course of business and in any event not in excess of $10,000 for any single item or $30,000 in the aggregate;

      (n) Kodiak has not materially changed any of its accounting methods, principles, procedures or practices;

      (o) Kodiak has not materially changed any of its business policies or practices, including advertising, marketing, pricing, purchasing, personnel, sales or budget policies; and

      (p) Kodiak has not entered into any agreement to do any of the foregoing.

      3.10 Employee Benefit Plans; Labor Matters.

      (a) (i) No asset of Kodiak is subject to any Lien relating to any "employee benefit plan" (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that would affect in any manner whatsoever Buyer's right, title and interest in, or Buyer's right to use or enjoy (free and clear of any Lien) any asset of Kodiak or any aspect of the Business. "ERISA Affiliate" means each trade or business (whether or not incorporated) which together with Kodiak is, or at any time for which any relevant statute of limitations remains open was, treated as a single employer pursuant to sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (collectively, the "Code").

      (ii) Neither Kodiak nor any ERISA Affiliate has maintained, contributed to, or incurred any liability or obligation with respect to, any employee pension benefit plan subject to Title IV of ERISA or section 412 of the Code, including any "multi-employer plan" (as defined in ERISA), nor to any "multiple employer welfare arrangement" (as defined in ERISA) that could reasonably be expected by reason of the transactions contemplated by this Agreement to become a liability of Buyer or Kodiak or to attach to any asset of Kodiak.

      (iii) Kodiak maintains for its employees the 401(k) plan described on
Section 3.10(a)(iii) of the Disclosure Schedules.

      (iv) Kodiak does not maintain any employee welfare benefit plan that provides medical or life insurance following an employee's termination of employment, other than as required by section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or other applicable law. Kodiak does not have any ERISA Affiliates.

      (b) Kodiak is not a party to any collective bargaining or other labor union contract applicable to persons employed by Kodiak, and no collective bargaining agreement is being negotiated by Kodiak. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Kodiak pending or, to the knowledge of the Operating Shareholders, threatened that may interfere with the business activities of Kodiak. As of the date of this Agreement, to the knowledge of the Operating Shareholders, neither Kodiak nor any of its representatives or employees has committed any unfair labor practice in connection with the operation of the Business,

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and there is no charge or complaint against Kodiak by the National Labor
Relations Board or any comparable governmental entity pending or threatened in writing.

      (c) Kodiak is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices. There are no controversies pending or, to the knowledge of the Operating Shareholders, threatened, between Kodiak and any of its employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic, and there are no existing factors or circumstances that could reasonably be expected to result in such an action, suit, proceeding, claim, arbitration or investigation. To the knowledge of the Operating Shareholders, no employees of Kodiak are in violation of any term of any employment Contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Kodiak because of the nature of the business conducted or presently proposed to be conducted by Kodiak or to the use of trade secrets or proprietary information of others. Except as set forth in Section 3.10(c) of the Disclosure Schedules, Kodiak has not received since January 1, 2005, any written or, to the Operating Shareholders' knowledge, oral notice that any employee intends to terminate his or her employment with Kodiak.

      (d) The Operating Shareholders have delivered to Buyer in Section 3.10(d) of the Disclosure Schedules a true, complete and correct list of all proposed or anticipated bonuses to be paid to any employee, representative or agent of Kodiak through or relating to activities performed prior to the Closing Date.


      3.11 Contracts. Set forth in Section 3.11 of the Disclosure Schedules is a list of the following Contracts to which Kodiak is a party or by which any of the assets of Kodiak is bound or subject, in effect on the date hereof (collectively, the "Material Contracts"), true and complete copies of which have been provided or made available to Buyer:

      (a) distributor, sales, marketing, vendor, advertising, financial advisory, broker-dealer, agency or manufacturer's representative Contracts involving more than $20,000;

      (b) continuing Contracts for the purchase or provision of materials, supplies, equipment or services involving in the case of any such Contract more than $20,000 over the life of the Contract;

      (c) Contracts that expire, or may be renewed at the option of any Person (as defined herein) other than Kodiak so as to expire, more than one year after the date of this Agreement and involving more than $20,000 in the aggregate;

      (d) trust indentures, mortgages, promissory notes, loan agreements or other Contracts for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

      (e) Contracts for capital expenditures in excess of $20,000 in the aggregate;

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      (f) Contracts currently in effect that were entered into in the ordinary course of business and that involve the payment or receipt of consideration in excess of $20,000;

      (g) Contracts for the sale, lease or sublease of real property;

      (h) Contracts for the sale of any material assets or properties of Kodiak or for the grant to any Person any preferential rights to purchase any material assets or properties of Kodiak, other than in the ordinary course of business;

      (i) Contracts establishing joint ventures or partnerships;

      (j) Contracts containing any material obligations or liabilities of any kind to holders of ownership interests of Kodiak except for contracts for the sale or purchase of such ownership interests which have been fully performed;

      (k) Contracts relating to the acquisition by Kodiak of any operating business or any capital stock of any other Person;

      (l) Contracts requiring the payment to any Person of any material override or similar commission or fee;

      (m) Contracts with any current or former officer or director, including any employment or deferred compensation Contract and any compensation, bonus, incentive plan, severance or change-in-control Contract;

      (n) Agreements of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person that involve the potential payment by Kodiak of amounts in excess of $25,000 in the aggregate; or

      (o) Contracts that were not made in the ordinary course of business and that are material to Kodiak taken as a whole.

Kodiak is not in violation of or in default under (nor has there occurred any event that with the giving of notice or the expiration of any cure period would result in such a violation of or default under) any Material Contract, except for (i) those violations and defaults described in Section 3.11 of the Disclosure Schedules and (ii) such violations or defaults which would not, individually or in the aggregate, have a Material Adverse Effect. Each Material Contract is in full force and effect and is a legal, valid and binding obligation of Kodiak and, to the knowledge of the Operating Shareholders, enforceable in accordance with its terms, in each case, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors' rights generally and to general principles of equity (whether applied in a proceeding in law or equity). As used herein, "Person" shall mean any person, limited liability company, partnership, trust, corporation or other entity.

      3.12 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Operating Shareholders, threatened against Kodiak and, to the knowledge of the Operating Shareholders after reasonable inquiry, Kodiak has not received any written or oral claim that could reasonably be expected to result in such a suit, claim, action, proceeding or investigation. Kodiak has not received any written or, to the knowledge of the Operating Shareholders, oral notice that could reasonably be expected to result in the denial of insurance coverage under policies issued to Kodiak in respect of such suits, claims, actions, proceedings and investigations. Kodiak is not subject to any outstanding order, writ, injunction or decree. No injunction, judgment, or other order has been issued by any court or governmental authority in any legal action or proceeding instituted by a third party against Seller, Kodiak or any of their assets arising by reason of the acquisition of the Share pursuant to this Agreement, which restrains, prohibits or invalidates or seeks to restrain, prohibit or invalidate, the consummation of the transactions contemplated by this Agreement, or seeks damages related thereto.

      3.13 Environmental Matters. Except as would not have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Operating Shareholders (i) Kodiak is in compliance with all federal, state, local and foreign statutes, codes, laws, ordinances, regulations, rules, guidance, notices, permits, judgments, orders and decrees applicable to it or any of its properties, assets, operations and businesses relating to pollution or the protection of human health or the environment ("Environmental Laws"); (ii) all past noncompliance of Kodiak with Environmental Laws, if any, has been resolved without any pending, ongoing or future obligation, cost or liability; and (iii) Kodiak has not released a Hazardous Waste, Hazardous Material or Hazardous Substance (as defined in any Environmental Law) at, or transported a Hazardous Material to or from, any real property leased or occupied by Kodiak, in violation of any Environmental Law.

      3.14 Intellectual Property.

      (a) As used in this Agreement, "Intellectual Property" shall mean Licensed Intellectual Property (defined below), all patents, inventions, trademarks, trade names, service marks, trade dress, Internet domain name registrations, copyrights, copyrightable material (whether or not registered) and any renewal rights therefor, trade secrets, know-how, computer software programs, Software Programs (defined below) or applications in both source and object code form, technical documentation of such software programs, registrations and applications for any of the foregoing that are used in the Business and/or in any product, technology or process (i) currently manufactured, used, referenced, licensed, published, marketed, sold or owned by Kodiak, or (ii) previously or currently under development for possible future manufacturing, publication, marketing, licensing or other use by Kodiak.

      (b) Section 3.14(b) of the Disclosure Schedules contains a true and complete list of all of the following items of Intellectual Property owned by
Kodiak: patents, patent applications, trademark registrations, trademark applications, other material trademarks, trade names, service mark registrations, service mark applications, other material service marks, Internet domain name registrations and copyright registrations and applications and material copyrightable material.

      (c) Except as would not have a Material Adverse Effect, the Intellectual Property consists solely of items and rights that are: (i) owned by Kodiak; (ii) in the public domain; or (iii) used by Kodiak pursuant to a valid third party license (the "Licensed Intellectual Property"). Section 3.14(c) of the Disclosure Schedules contains a true and complete list of all the material Licensed Intellectual Property used by Kodiak, including the parties, date, term and subject matter of each such third party license agreement (each, a "License Agreement") (Buyer acknowledges that any License Agreement to any commercially available Licensed Intellectual Property that can be acquired or licensed for less than $5,000, individually including without limitation, commercially available software programs, need not be set forth in Section 3.14(c) of the Disclosure Schedules). To the Operating Shareholders' knowledge and except as would not have a Material Adverse Effect, Kodiak has all rights in the Intellectual Property necessary to carry out Kodiak's current activities (and had all rights necessary to carry out its former activities at the time such activities were being conducted), including, without limitation, to the extent required to carry out the Business, rights to make, use, reproduce, modify, adopt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent and lease and, other than with respect to the Intellectual Property in the public domain and Licensed Intellectual Property, assign and sell, the Intellectual Property. Kodiak is not in breach of any License Agreement.

      (d) Kodiak owns or possesses adequate licenses or other valid rights to use all Intellectual Property within its Business, except as would not have a Material Adverse Effect, and, to the knowledge of the Operating Shareholders, the operation of the Business as currently conducted does not infringe on any copyright, trade secret, trademark, service mark, trade name, trade dress, logo, mask work or patent or any other personal or intellectual property right of any Person. No written or, to the knowledge of the Operating Shareholders, oral claims (i) challenging the validity, effectiveness or, other than with respect to the Licensed Intellectual Property, ownership of any of the Intellectual Property owned by Kodiak, (ii) challenging the validity of Kodiak's use of the Licensed Intellectual Property in its business or claiming a breach of any License Agreement; or (iii) to the effect that Kodiak's operation of the Business infringes or will infringe on any intellectual property or other personal right of any Person have been asserted or, to the knowledge of the Operating Shareholders, are threatened by any Person, nor are there, to the knowledge of the Operating Shareholders, any valid grounds for any bona fide claim of any such kind. All registered, granted or issued patents, trademarks, Internet domain name registrations and copyrights owned by Kodiak are enforceable and subsisting. To the knowledge of the Operating Shareholders, there is no unauthorized use, infringement or misappropriation of any of the Intellectual Property by any third-party or any current or former agent, director, officer, employee of Kodiak.

      (e) All personnel, including employees, officers, directors, agents, consultants and contractors, who have contributed to or participated in the conception, use or development of the Intellectual Property have executed agreements that require such personnel to assign any and all interest in the Intellectual Property to Kodiak and to keep confidential all trade secrets, proprietary data, customer information or other business information of Kodiak. No such personnel is a party to any Contract with any Person other than Kodiak that requires such personnel to assign interest in any Intellectual Property to any Person other than Kodiak.

      (f) Kodiak is not, nor as a result of the execution or delivery of this Agreement will it be, in violation of any license, sublicense, agreement or instrument to which Kodiak is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of Kodiak's obligations hereunder, cause the diminution, termination or forfeiture of any Intellectual Property, except as will not have, individually or in the aggregate, a Material Adverse Effect.

      (g) Section 3.14(g) of the Disclosure Schedules contains a true and complete list of all of the material software programs owned by or under the development of Kodiak (the "Software Programs"). Software Programs do not include Licensed Intellectual Property. Kodiak owns full and unencumbered right and good and marketable title to the Software Programs free and clear of all mortgages, pledges, security interests, conditional sales agreements, charges or other Liens of any kind, except for (i) Kodiak's licensing of the Software Programs in the ordinary course of business and (ii) those Liens set forth in
Section 3.14(g) of the Disclosure Schedules.

      (h) Except for arrangements under escrow agreements executed in the ordinary course of business with Persons listed in Section 3.14(h) of the Disclosure Schedules, and Persons listed in Section 3.14(h) of the Disclosure Schedules who are bound by an appropriate confidentiality Contract, the source code and system documentation relating to the Software Programs (i) have been disclosed by Kodiak only to personnel who have a "need to know" the contents thereof in connection with the performance of their duties to Kodiak, and (ii) have not been disclosed to any third party.

      3.15 Taxes.

      (a) To the extent that failure to do so would adversely affect Buyer, Kodiak, the Business or Buyer's ownership of the Share or operation of Kodiak or the Business, each of Seller and Kodiak has timely filed all material Tax Returns that it was required to file. All such Tax Returns have been true and complete in all material respects. All Taxes owed by Seller or Kodiak (whether or not shown or required to be shown on any Tax Return) have been paid to the extent that failure to do so would adversely affect Buyer, Kodiak, the Business or Buyer's ownership of the Share or operation of Kodiak or the Business. No claim has ever been made in writing by an authority in a jurisdiction where Seller or Kodiak does not file Tax Returns that Seller or Kodiak is or may be subject to taxation in such jurisdiction. To the extent that failure to do so would adversely affect Buyer, Kodiak, the Business or Buyer's ownership of the Share or operation of Kodiak or the Business, Kodiak has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, or stockholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed in all material respects. There is no material dispute or claim concerning any Tax liability of Kodiak (A) raised by any authority in writing or (B) of which the Operating Shareholders have knowledge. Kodiak has not waived any statute of limitations in respect of Taxes nor agreed to any extension of time with respect to a Tax assessment or deficiency. Neither Seller nor Kodiak is a party to any Tax allocation or sharing agreement pursuant to which Buyer could have any liability following Closing.

      (b) For purposes of this Section:

      (i) "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, windfall profits, custom duties, ownership interests, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary, or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

      (ii) "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      3.16 Insurance. Kodiak is presently insured, and during each of the past three calendar years has been insured, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, liability and other insurance maintained with respect to the assets of Kodiak or the Business provide adequate coverage against loss. Kodiak maintains, in full force and effect, the insurance policies set forth in Section 3.16 of the Disclosure Schedules.

      3.17 Properties. Kodiak has good and marketable title, free and clear of all Liens, to all its material properties and assets, whether tangible or intangible, real, personal or mixed, reflected in the September 30 Financial Statements as being owned by Kodiak as of the date thereof, other than (i) any properties or assets that have been sold or otherwise disposed of in the ordinary course of business consistent with past practices since the Balance Sheet Date, (ii) Liens disclosed in Section 3.17 of the Disclosure Schedules, and (iii) any Liens arising in the ordinary course of business consistent with past practices after the Balance Sheet Date. All buildings, and all fixtures, equipment and other property and assets that are material to the Business on a consolidated basis, held under leases or sub-leases by Kodiak are held under valid instruments enforceable in accordance with their respective terms, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors' rights generally and to general principles of equity (whether applied in a proceeding in law or equity). Substantially all of Kodiak's equipment in regular use has been reasonably maintained and is in serviceable condition, reasonable wear and tear excepted. The assets of Kodiak constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Kodiak.

      3.18 Brokers. Except as set forth in Section 3.18 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Seller, the Operating Shareholders or Kodiak.

      3.19 Certain Business Practices. Neither Kodiak nor, to the knowledge of the Operating Shareholders, any director, officer, agent or employee of Kodiak (in his or her capacity as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

      3.20 Business Activity Restriction. Except as set forth in Section 3.20 of the Disclosure Schedules, there is no non-competition or other similar agreement, commitment, judgment, injunction, order or decree to which Kodiak is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the Business by Kodiak as currently conducted. Except as set forth in Section 3.20 of the Disclosure Schedules, Kodiak has not entered into any agreement under which Kodiak is restricted from selling, licensing or otherwise distributing any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.

      3.21 Export Control Laws. Kodiak has conducted its export transactions in accordance with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations, except for such violations which would not have, individually or in the aggregate, a Material Adverse Effect.

      3.22 Interested Party Transactions. No executive officer, director, Affiliate or equity owner of Kodiak has engaged in any business dealings with Kodiak during the last three years other than business dealings engaged on behalf of Kodiak in which such Person had no pecuniary interest other than compensation from Kodiak or such Person's equity ownership interest in Kodiak. "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

      3.23 Accounts Receivable. All accounts receivable of Kodiak that are reflected on the September 30 Financial Statements represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, such accounts receivable are, as of the Balance Sheet Date, reasonably current (meaning not more than approximately 60 days past the date of invoicing) and reasonably anticipated to be collectible net of the allowances or reserves shown on the September 30 Financial Statements or on the accounting records of Kodiak as of the Balance Sheet Date. Section 3.23 of the Disclosure Schedules sets forth an aged list of accounts receivable of Kodiak as of the Balance Sheet Date.

      3.24 Customers and Suppliers. Except as set forth in Section 3.24 of the Disclosure Schedules, neither Seller nor Kodiak has received any written, or to the knowledge of the Operating Shareholders, or oral notice from any material customer or supplier of Kodiak that such customer does not intend to pay for services rendered or products purchased, such customer is dissatisfied with any service or product of Kodiak in any material respect, such supplier does not intend to continue to supply goods or services to Kodiak or there exists any breach or event of default under any Contract with such customer or supplier, no material customer or supplier has cancelled or otherwise terminated, or to the Operating Shareholders' knowledge, threatened to cancel or otherwise terminate, its relationship with Kodiak since January 1, 2005. Kodiak has no agreements or arrangements establishing, creating or relating to any rebate, promotion or other allowance that involves any obligation or liability to any customer that is material.

      3.25 Employee Complaints. Since January 1, 2005, to the Operating Shareholders' knowledge, Kodiak has not discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee (i) who had previously submitted to his or her supervisor or anyone else in a position of authority with Kodiak any written, or to the knowledge of the Operating Shareholders, oral complaint, concern or allegation regarding any alleged unlawful or unethical conduct by Kodiak or its employees relating to accounting, internal accounting controls or auditing matters, or (ii) who has provided information to, or otherwise assisted any investigation by, any law enforcement, regulatory or other governmental authority or a member of the United States Congress. Since January 1, 2005, no employee of Kodiak (i) has submitted to his or her supervisor or to someone else in a position of authority any written, or to the knowledge of the Operating Shareholders, oral complaint, concern or allegation regarding any alleged unlawful or unethical conduct by Kodiak or its employees relating to accounting, internal accounting controls or auditing matters or (ii) has provided information to, or otherwise assisted any investigation by, any law enforcement, regulatory or other governmental authority or a member of the United States Congress.

      3.26 Business Information. The Pipeline Report attached to Section 3.26 of the Disclosure Schedules represents known active interactions with prospective customers regarding the potential sale of Kodiak's software and services. This report in no way represents or guarantees that such prospective customers will choose to purchase software or services from Kodiak or its successors.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      As of the date of this Agreement, Buyer represents and warrants to Seller the following:

      4.1 Organization; Good Standing. Buyer has been duly organized and is validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

      4.2 Authority Relative to This Agreement. Buyer has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller, the Operating Shareholders and Kodiak, constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors' rights generally and to general principles of equity (whether applied in a proceeding in law or equity).

      4.3 No Conflict; Required Filings and Consents.

      (a) The execution and delivery of this Agreement by Buyer does not, and the performance by Buyer and of its obligations hereunder will not, (i) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Buyer, (ii) assuming that all consents, approvals, authorizations and permits described on Schedule
4.3 attached hereto have been obtained and all filings and notifications described on Schedule 4.3 have been made, conflict with or violate any law applicable to Buyer or (iii) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Buyer pursuant to, any Contract, permit, franchise or other obligation, which conflict, violation, breach or default would have a Material Adverse Effect on Buyer.

      (b) The execution and delivery of this Agreement by Buyer does not, and the performance by Buyer of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing by Buyer with or notification by Buyer to, any governmental entity which, if not obtained or made, would individually or in the aggregate, have a Material Adverse Effect.

      4.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.

                                    ARTICLE V

                                    COVENANTS

      5.1 Employees of the Business. Prior to the Closing Date, the Operating Shareholders, Seller and Kodiak will provide Buyer and its representatives reasonable access to all personnel files for the employees engaged in the Business.

      5.2 Consents. Prior to Closing, Seller, the Operating Shareholders and Kodiak will, upon request of Buyer, use their reasonable commercial efforts to obtain any consents, approvals and waivers of any and all third parties required in connection with the transactions contemplated by this Agreement, including those listed on Schedule 5.2 attached hereto.

      5.3 Further Assurances. Seller and the Operating Shareholders shall execute and deliver to Buyer, at Closing or thereafter, any other instrument which may be requested by Buyer and which is reasonably appropriate to perfect or evidence any of the transactions contemplated by this Agreement or to transfer the Share after Closing. Buyer shall execute and deliver to Seller, at Closing or thereafter, any other instrument that may be requested by Seller, and which is reasonably appropriate to perfect or evidence any of the transactions contemplated by this Agreement.

      5.4 Tax Returns. Seller shall duly prepare and file or cause to be prepared and filed all Tax Returns related to Taxes of any nature with respect to Kodiak or the Business for all periods ending on or prior to the Closing Date and pay all Taxes due with respect to such periods. Buyer shall duly prepare and file or cause to be prepared and filed all required Tax Returns related to Taxes of any nature with respect to Kodiak or the Business for all periods ending after the Closing Date and pay all Taxes due with respect to such periods.

      5.5 Transition Cooperation; Mail Received After Closing. Seller agrees to reasonably cooperate with Buyer to facilitate the transition of ownership of Kodiak and the Business to Buyer. Following the Closing, Buyer may receive and open all mail addressed to Seller which on its face relates to Kodiak or the Business, and, to the extent that such mail and the contents thereof relate to Kodiak or the Business, deal with the contents thereof at its discretion. Buyer shall promptly notify Seller and provide Seller the originals of any mail that on its face obliges Seller to take any action or indicates that action may be taken against Seller and any mail applicable solely to Seller.

      5.6 Confidentiality.

      (a) Prior to the Closing, Buyer will treat and hold as confidential all information belonging to, used by or in the possession of Seller or Kodiak that shall relate to the business, products, services, research or development of Seller or Kodiak, including, without limitation, (i) internal business information, including, without limitation, financial statements, reports, summaries of operations, projections, accounting and business methods, information relating to strategic and staffing plans and practices, business, marketing, promotional and sales plans, practices and programs, training practices and programs and cost, rate and pricing structures; (ii) trade secrets, ideas, inventions or designs (whether or not patentable or copyrightable and whether or not reduced to practice or fixed in a tangible medium), including, without limitation, all drawings, formulas, patterns, models, methods, procedures, specifications, technology, development plans, samples, memoranda, notes and other related information; (iii) computer software, program listings, documentation, data and data bases; (iv) identities and individual requirements of suppliers, distributors and customers; and (v) compilations of data, including, without limitation, the form or format of information that may comprise or include information otherwise not deemed confidential (the "Confidential Business Information"). "Confidential Business Information" shall not include any information that (i) is generally known or available to the public, or is in the public domain, at the time of disclosure or, after such disclosure, becomes generally known to the public, or falls into the public domain, other than by a breach of this Agreement by Buyer; (ii) is already in the possession of Buyer without restriction at the time of disclosure; (iii) is disclosed to Buyer on a non-confidential basis by a third party having the right to make such disclosure; or (iv) is independently developed by Buyer without reliance in any way on any Confidential Business Information received from Seller or Kodiak. Except as may be required to be disclosed by applicable law or administrative or legal process or pursuant to any applicable securities laws, prior to the Closing, Buyer shall not disclose any of the Confidential Business Information to any Person for any reason or purpose whatsoever (except to authorized representatives of Buyer and to counsel and other advisers, provided that such representatives and advisors (other than counsel) agree to the confidentiality provisions of this Section 5.6(a)). In the event that prior to the Closing Buyer is requested or required, by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process (each a "Proceeding"), to disclose any Confidential Business Information, Buyer will notify Seller promptly of the request or requirement so that Seller may seek an appropriate protective order or waive compliance with the provisions of this Section. If, in the absence of a protective order or the receipt of a waiver hereunder, Buyer is, on the advice of counsel, compelled to disclose any Confidential Business Information in connection with any Proceeding, Buyer may disclose the Confidential Business Information to the Person so requesting it; provided, however, that Buyer shall use its commercially reasonable efforts to obtain, at the reasonable request of Seller, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Business Information required to be disclosed as Seller shall designate.

      (b) The Operating Shareholders, Seller and Kodiak will treat and hold as confidential the Confidential Business Information. Except as may be required to be disclosed by applicable law or administrative or legal process or pursuant to any securities exchange rules, neither the Operating Shareholders, Seller nor Kodiak shall disclose any of the Confidential Business Information to any Person for any reason or purpose whatsoever (except to authorized representatives of Seller or Kodiak and to counsel and other advisers, provided that such representatives and advisors (other than counsel) agree to the confidentiality provisions of this Section 5.6(b)). In the event that the Operating Shareholders, Seller or Kodiak is requested or required, by oral question or request for information or documents in any Proceeding, to disclose any Confidential Business Information, the Operating Shareholders will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section. If, in the absence of a protective order or the receipt of a waiver hereunder, the Operating Shareholders, Seller or Kodiak is, on the advice of counsel, compelled to disclose any Confidential Business Information in connection with any Proceeding, the Operating Shareholders, Seller or Kodiak, as applicable, may disclose the Confidential Business Information to the Person so requesting it; provided, however, that the Operating Shareholders shall use their commercially reasonable efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Business Information required to be disclosed as Buyer shall designate.

      (c) Notwithstanding anything herein to the contrary, the Parties agree and acknowledge that each Party (and each employee, representative, or other agent of each Party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to each Party relating to such tax treatment or tax structure (provided that the confidentiality provisions of this Agreement shall continue to apply to information that is irrelevant to understanding the tax treatment or tax structure of the transactions contemplated hereby and thereby).

      5.7 Public Announcements. Neither Buyer, Seller, the Operating Shareholders nor Kodiak shall make any press release or public announcement concerning the existence of this Agreement or the transactions contemplated hereby, except with the consent of the other Parties and except as and to the extent that any such Party shall be so obligated by law, in which case the other Parties shall be advised and the Parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement to comply with accounting and Securities and Exchange Commission disclosure obligations or applicable regulatory disclosure obligations.

      5.8 Sales and Transfer Tax Expenses. If the transactions contemplated by this Agreement are not exempt from sales and use taxes and other transfer taxes, Buyer shall pay such taxes and any and all recording fees imposed upon the transfer of the Share hereunder and the filing of any instruments.

      5.9 Exclusivity. For a period beginning on the date hereof and ending on the earlier of the Closing Date or the date of termination of this Agreement, neither Seller, the Operating Shareholders nor Kodiak shall (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the Business, the Share, or all or substantially all of the capital shares or assets of Kodiak (including any acquisition structured as a merger or exchange) or (ii) participate in any negotiations or discussions regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person in favor of any such acquisition.

      5.10 Conduct of the Business. During the period from the date of this Agreement and continuing until the earlier of the Closing or the termination of this Agreement pursuant to its terms, the Operating Shareholders, Seller and Kodiak agree, except to the extent that Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), to carry on the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to use all commercially reasonable efforts consistent with past practices and policies to preserve the Business and all Intellectual Property, not to provide any increased compensation or make any severance payment to any executive officer and not to enter into any material Contract without the prior written consent of Buyer.

      5.11 Payment of Loans. Simultaneous with the Closing, Seller shall cause to be paid in full the (a) outstanding loans to Kodiak by Massachusetts Capital Resource Company and MB Capital Fund II, LLC (a/k/a MassBusiness Mezzanine Fund II, LLC), and (b) Kodiak's line of credit with Legacy Banks.

      5.12 Employment Agreements for Kodiak Executives. At the Closing, Buyer shall enter into employment agreements with Michael J. Kirchner, Paul A. Lapierre, Travis C. Schmaler and Jerry L. Chappell in the form of Exhibit B attached hereto (the "Employment Agreements").

      5.13 Life Insurance. At the request of the Operating Shareholders, following the Closing, Buyer shall cause a duly authorized officer of Kodiak to execute all documents that shall be necessary to assign each Jefferson Pilot Financial Life Insurance Company term insurance policy described on Schedule
5.13 attached hereto to the Operating Shareholder whose life shall be insured by such policy. Each Operating Shareholder shall reimburse Kodiak for the prepaid portion of the premium on his policy for the current term year.

                                   ARTICLE VI

                    CONDITIONS PRECEDENT; CLOSING DELIVERIES

      6.1 Conditions Precedent of Buyer. The obligations of Buyer to effect the Closing under this Agreement are subject to the satisfaction of each of the following conditions, unless waived by Buyer in writing to the extent permitted by applicable law ("Buyer's Conditions Precedent"):

      (a) Each of the representations and warranties of Seller and the Operating Shareholders contained in this Agreement shall be true and correct in all material respects at and as of the Closing

Date as though made at and as of that time other than such representations and warranties as are specifically made as of another date, except where the failure to be so true and correct has not had a Material Adverse Effect, and the Operating Shareholders shall have delivered to Buyer a certificate to that effect.

      (b) Seller, the Operating Shareholders and Kodiak shall have performed and complied in all material respects with all covenants under this Agreement to be performed or complied with by any of them at or prior to the Closing Date, except where the failure to so perform and comply has not had a Material Adverse Effect, and Seller shall have delivered to Buyer a certificate to that effect.

      (c) No injunction, judgment, or other order shall have been issued by any court or governmental authority in any legal action or proceeding instituted by a third party against Seller, Kodiak, any of Kodiak's assets or Buyer arising by reason of the acquisition of the Share pursuant to this Agreement, which restrains, prohibits or invalidates or seeks to restrain, prohibit or invalidate, the consummation of the transactions contemplated by this Agreement, or seeks damages related thereto, and Seller shall have delivered to Buyer a certificate to that effect (provided that such certificate shall not include certification regarding legal actions or proceedings against Buyer).

      (d) Seller and Kodiak shall have procured all of the consents, approvals and waivers of third parties or any regulatory body or authority listed on
Schedule 6.1(d) attached hereto.

      (e) All documents described in Section 6.3 shall have been executed and delivered to Buyer.

      (f) There have occurred no events that, individually or in the aggregate, have had a Material Adverse Effect.

      (g) Buyer shall have received a certificate executed in the name of and on behalf of Kodiak by the President and Treasurer of Kodiak, in their capacity as officers and not in their capacity as individuals, to the effect that the Financial Statements fairly represent in all material respects the financial position of Kodiak and the results of operations and cash flows as of and for the periods indicated therein.

      (h) The Agreement and all transactions contemplated hereby shall have been approved by the Trustees and shareholders of Seller.

      6.2 Conditions Precedent of Seller. The obligations of Seller to effect the Closing under this Agreement are subject to the satisfaction of each of the following conditions, unless waived by Seller in writing to the extent permitted by applicable law ("Seller's Conditions Precedent"):

      (a) Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though made at and as of that time other than such representations and warranties as are specifically made as of another date, and Buyer shall have delivered to Seller a certificate to that effect.

      (b) Buyer shall have performed and complied in all material respects with all covenants under this Agreement to be performed or complied with by it at or prior to the Closing Date, and Buyer shall have delivered to Seller a certificate to that effect.

      (c) No injunction, judgment, or other order shall have been issued by any court or governmental authority in any legal action or proceeding instituted by a third party against Buyer arising by reason of the acquisition of the Share pursuant to this Agreement, which restrains, prohibits or invalidates or seeks to restrain, prohibit or invalidate, the consummation of the transactions contemplated by this Agreement, or seeks damages related thereto, and Buyer shall have delivered to Seller a certificate to that effect.

      (d) Buyer shall have procured all of the consents, approvals and waivers of third parties or any regulatory body or authority listed on Schedule 6.2(d) attached hereto.

      (e) All documents described in Section 6.4 shall have been executed and delivered to Seller.

      6.3 Deliveries by Seller. At the Closing, Seller will deliver or will cause to be delivered to Buyer:

      (a) Share Certificate representing the Share, accompanied by a stock power duly executed in blank;

      (b) Good standing certificates, or certificates of existence where applicable, relating to Kodiak from the Secretary of State of Massachusetts and each other jurisdiction in which Kodiak is conducting the Business;

      (c) Originals of the Employment Agreements executed by each of Michael J. Kirchner, Paul A. Lapierre, Travis C. Schmaler and Jerry L. Chappell;

      (d) A Trustee's Certificate, in a form reasonably acceptable to Buyer, attesting to the authorization of the Trustees to execute this Agreement;

      (e) A Secretary's Certificate of Kodiak, in a form reasonably acceptable to Buyer, attesting to the incumbency of the officers executing this Agreement, and resolutions authorizing the execution of this Agreement by such officers; and

      (f) Resignations of the current officers and directors of Kodiak, in a form reasonably acceptable to Buyer, listed on Schedule 6.3(f) attached hereto.

      6.4 Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to Seller:

      (a) A certificate of existence relating to Buyer from the Secretary of State of the State of Delaware;

      (b) A Secretary's Certificate of Buyer attesting to the incumbency of the officers executing this Agreement, and resolutions authorizing the execution of this Agreement by such officers;

      (c) Originals of the Employment Agreements executed on behalf of Buyer;
and

      (d) The Cash Consideration in immediately available funds in accordance with Section 2.2(a).

                                   ARTICLE VII

                                    SURVIVAL

      7.1 Survival of Representations and Warranties. The representations and warranties of the Operating Shareholders, Seller and Buyer contained in Article III and Article IV of this Agreement shall survive the Closing until the date two years after the Closing Date; provided, however, that the representations and warranties contained in Section 3.15 (Taxes) shall survive until 30 calendar days after the expiration of the applicable statute of limitations governing such claims. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

                                  ARTICLE VIII

                       NONCOMPETITION AND NON-SOLICITATION

      8.1 Covenant Not to Compete. Each of Seller and the Operating Shareholders agrees that, within the United States for a period of 36 months after the Closing Date, it or he will not, without Buyer's prior written consent, directly or indirectly, (a) establish or own any financial, beneficial or other interest in (other than an interest consisting of less than 1% of a class of a publicly traded security), make any loan to or for the benefit of, or render any managerial, marketing or other business advice to any Person competing with the Business, or (b) engage in, render services to, or become interested in any manner, as director, employee, officer, consultant, or partner, or through ownership (other than holding less than 1% of the outstanding equity securities of a Person having securities that are listed for trading on a national securities exchange) or otherwise, either alone or in association with any other Person, any Person competing with the Business (the "Covenant Not to Compete").

      8.2 Non-Solicitation. Each of Seller and the Operating Shareholders agrees that, for a period of 36 months after the Closing Date, it or he will not in any way, directly or indirectly, for itself or himself, or on behalf of or in conjunction with any other Person:

      (a) solicit or divert or attempt to solicit or divert any customer served by Kodiak prior to the date hereof for the purpose of competing with the Business;

      (b) solicit or divert or attempt to solicit or divert any prospective customer to which a written proposal was submitted by Kodiak during the 12 month period prior to the date hereof for the purpose of competing with the Business; or

      (c) solicit or attempt to solicit any employee or independent contractor of Kodiak or Buyer either to work for any Person whether or not competing with the Business.

      8.3 Remedies.

      (a) Seller and the Operating Shareholders acknowledge that any violation of this Article VIII will cause irreparable harm to Buyer and that damages are not an adequate remedy. Seller and the Operating Shareholders therefore agree that Buyer shall be entitled to injunctive relief enjoining, prohibiting and restraining Seller and the Operating Shareholders from the continuance of any such violation, in addition to any monetary damages that might occur by reason of a violation of Article VIII of this Agreement or any other remedies at law or in equity, including, without limitation, specific performance.

      (b) Any damages to Buyer from any violation of this Article VIII by Seller and the Operating Shareholders may be satisfied by on offset to any portion of the Purchase Price owed to Seller or the refund of any portion of the Purchase Price previously paid to Seller.

      8.4 Independent Covenants. The covenants set forth in Article VIII of this Agreement are and shall be deemed and construed as separate and independent covenants. Should any part or provision of such covenants be held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity or unenforceability shall not render invalid, void or unenforceable any other part or provision thereof. Specifically, and without limiting the generality of the foregoing, if any portion of Article VIII of this Agreement is found to be invalid by a court of competent jurisdiction because its duration and/or the restricted activities are invalid or unreasonable in scope, such duration and/or restricted activity, as the case may be, shall be redefined by consideration of the concerns and needs of Buyer's business interests such that the intent of Buyer, in consummating the transactions contemplated by this Agreement, will not be impaired and shall be enforceable to the fullest extent permissible under applicable laws.

      8.5 Acknowledgment. Seller and the Operating Shareholders agree and acknowledge that the covenants contained herein are provided in connection with the sale of a business by Seller to Buyer. Seller and the Operating Shareholders acknowledge that the consideration provided under this Agreement is good and adequate consideration for the covenants given herein. Seller and the Operating Shareholders acknowledge the reasonableness of the term and scope of the covenants set forth in Article VIII of this Agreement, and agree that they will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set herein.

      8.6 Termination of Covenant. If an Operating Shareholder's employment by Buyer shall be terminated for any reason other than (a) his voluntary termination under Section 4.3.4 of his Employment Agreement, (b) a Cause Termination under Section 4.3.1 of his Employment Agreement, or (c) his disability under Section 4.3.5 of his Employment Agreement, the Covenant

Not to Compete shall terminate as to such Operating Shareholder six months following the date of such termination of his employment provided he shall have received payment of Severance Pay (as defined in Section 6.2 of his Employment Agreement) during such six-month period; if such Operating Shareholder shall not have received the full Severance Pay during such six-month period, the Covenant Not to Compete shall terminate as of the latest date of payment of Severance Pay or Salary (as defined in Section 5.1 of his Employment Agreement), as the case may be.

                                   ARTICLE IX

                                   TERMINATION

      9.1 Termination. This Agreement may be terminated at any time prior to the
Closing:

      (a) by mutual written agreement of Buyer and Seller;

      (b) by Buyer upon notice to Seller that there has occurred such event that may make the satisfaction of Buyer's Conditions Precedent impossible or unlikely; in which event Buyer may choose, in its sole discretion, to either (i) waive such failure of Buyer's Conditions Precedent and complete the Closing or
(ii) terminate this Agreement;

      (c) by Seller, upon notice to Buyer that there has occurred such event that may make the satisfaction of Seller's Conditions Precedent impossible or unlikely; in which event Seller may choose, in its sole discretion, to either
(i) waive such failure of Seller's Conditions Precedent and complete the Closing or (ii) terminate this Agreement;

      (d) by Buyer or Seller, upon notice to the other, if the Closing shall not have occurred on or prior to November 1, 2005 (or such later date as the Parties may have agreed in writing); or

      (e) by Buyer or Seller, upon notice to the other, if a court of competent jurisdiction or governmental authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable.

      9.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1, all obligations of the Parties hereto under this Agreement shall terminate and there shall be no liability or obligation on the part of Seller or Buyer to any other Party hereto, except (i) that the obligations of the Parties under Section 5.7 (Public Announcements), Section
10.2 (Expenses) and Section 10.6 (Governing Law and Jurisdiction) of this Agreement shall remain in full force and effect, and (ii) that such termination shall not relieve any Party of any liability for any breach of this Agreement if this Agreement is terminated by operation of Section 9.1(b), (c) or (d) as a result of a Party's breach of the terms of this Agreement.

                                    ARTICLE X

                               GENERAL PROVISIONS

      10.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon delivery) by delivery in person, by telecopy or facsimile with a confirming copy sent overnight by a nationally recognized courier service, by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.1):

      if to Buyer:

      Internet Commerce Corporation
      6025 The Corners Parkway, Suite 100
      Norcross, Georgia 30071
      Attention:  Chief Executive Officer
      Telecopier:  (678) 291-9610

      and

      Morris, Manning & Martin, LLP
      1600 Atlanta Financial Center
      3343 Peachtree Road, N.E.
      Atlanta, Georgia  30326
      Attention:  Larry W. Shackelford, Esq.
      Telecopier:  404-365-9532

      if to Seller, Kodiak or Operating Shareholders:

      c/o The Kodiak Group, Inc.
      66 West Street, Suite 9
      Pittsfield, Massachusetts 01201
      Attention: Michael J. Kirchner
      Telecopier:  (413) 499-8881

      with copies to:

      Cain Hibbard Myers & Cook PC
      66 West Street
      Pittsfield, Massachusetts  01201
      Attention: C. Jeffrey Cook, Esq.
      Telecopier:  413-443-7694

      10.2 Expenses. Except as otherwise provided herein, expenses, including the fees of any attorneys, accountants, investment bankers or others engaged by a Party, incurred in connection with this Agreement and the transactions contemplated hereby, shall be paid by the Party incurring such expenses whether or not the transactions contemplated by this Agreement are consummated.

      10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable law.

      10.4 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

      10.5 Incorporation of Exhibits. The schedules and exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

      10.6 Governing Law and Jurisdiction. The validity, interpretation and performance of this Agreement and any dispute connected herewith shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to its conflicts of laws principles. Seller, the Operating Shareholders, Kodiak and Buyer hereby irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby to the jurisdiction of the United States District Court for the Northern District of Georgia and the jurisdiction of any court of the State of Georgia located in Gwinnett County, Georgia and waive any and all objections to jurisdiction that they may have under the laws of the State of Georgia or the United States

      10.7 Waiver of Jury Trial; Arbitration.

      (a) Each Party hereto hereby irrevocably waives all right to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any transaction or agreement contemplated hereby or the actions of any Party hereto in the negotiation, administration, performance or enforcement hereof.

      (b) Any dispute related to this Agreement shall be submitted to Arbitration pursuant to this Section 10.7 only upon consent of the Parties involved in that dispute. Arbitration shall be by a single arbitrator experienced in the matters at issue and selected by Buyer and Seller in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). The arbitration shall be held in such place in the Atlanta, Georgia, metropolitan area as may be specified by the arbitrator (or any place upon which Seller, Buyer and the arbitrator may agree), and shall be conducted in accordance with the Rules and (regardless of any other choice of law provision in this Agreement) the United States Arbitration Act (9 U.S.C. Section 1-16) to the extent not inconsistent with this Agreement. The decision of the arbitrator shall be in writing and final and binding as to any matters submitted under this Section; and, if necessary, any decision may be entered in any court of record having jurisdiction over the subject matter or over the Party against whom the judgment is being enforced. The determination of which Party (or combination of them) shall bear the costs and expenses of such arbitration proceeding shall be determined by the arbitrator. The arbitrator shall have jurisdiction to decide any and all issues presented to it that arise out of or related to this Agreement or the transactions contemplated hereby, including the issue of whether or not the arbitrator has jurisdiction to decide any particular dispute, controversy or claim. The arbitrator shall have the discretionary authority to award that all or a part of the reasonable attorneys' fees of one Party in connection with the arbitration shall be reimbursed by another Party.

      10.8 Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement

      10.9 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      10.10 Entire Agreement. This Agreement (including the schedules and exhibits) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the Parties with respect thereto.

      10.11 No Third-Party Beneficiaries. No Person not a Party to this Agreement shall have rights under this Agreement as a third-party beneficiary or otherwise.

      10.12 Amendments and Waivers. This Agreement may be amended by the Parties only by an instrument in writing signed by all of the Parties. Any term or provision of this Agreement may be waived in writing at any time by the Party that is entitled to the benefits thereof.

      10.13 No Rule of Construction. All of the Parties have been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by each of the Parties, and no rule of construction will be invoked respecting the authorship of this Agreement.

                         [SIGNATURES ON FOLLOWING PAGE]

      IN WITNESS WHEREOF, the Parties have executed this Agreement under seal on the date first above written.

BUYER:                                  SELLER:

INTERNET COMMERCE CORPORATION           CONNECTIVE COMMERCE ASSOCIATES

                                        By: /s/ Michael J. Kirchner
By: /s/ Thomas J. Stallings                -----------------------------------
   ------------------------------------    Michael J. Kirchner, as Trustee and
Name: Thomas J. Stallings                  not individually, as provided in
Title: CEO                                 Section 6.2 of the Declaration

                                        By: /s/ Larry M. Chernicoff
                                           -----------------------------------
                                           Larry M. Chernicoff, as Trustee and
                                           not individually, as provided in
                                           Section 6.2 of the Declaration

OPERATING SHAREHOLDERS:                 THE KODIAK GROUP, INC.

/s/ Michael J. Kirchner                 By: /s/ Michael J. Kirchner
--------------------------------------     -----------------------------------
MICHAEL J. KIRCHNER                     Name:  Michael J. Kirchner
                                        Title:  President

/s/ Paul A. Lapierre
-------------------------------------
PAUL A. LAPIERRE

/s/ Travis C. Schmaler
-------------------------------------
TRAVIS C. SCHMALER

                                    EXHIBIT B

                          FORM OF EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT is dated November 1, 2005 between INTERNET COMMERCE CORPORATION, a Delaware corporation with a principal place of business in Norcross, Georgia ("Employer"), and _________________, who resides at ________________ ("Employee").

      WHEREAS, Employer is engaged in the business of providing Internet-based e-commerce solutions for the business-to-business marketplace;

      WHEREAS, Employee has been employed as a senior executive of The Kodiak Group, Inc. ("Kodiak"); which is engaged in, among other things, providing supply chain productivity and optimization software applications and solutions, e-commerce system integration and related services (the "Kodiak Business");

      WHEREAS, Kodiak is a wholly-owned subsidiary of Connective Commerce Associates, a Massachusetts business trust ("Seller");

      WHEREAS, pursuant to a Share Purchase Agreement dated as of November 1, 2005 among Employer, Seller, the operating shareholders of Seller and Kodiak, Employer is, simultaneously with the execution of this Agreement, acquiring all of the issued and outstanding share of Kodiak;

      WHEREAS, Employer desires to employ Employee as an employee; and

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Employer and Employee agree as follows:

      1. Employment. Employer hereby employs Employee as _______________, with responsibility for the Kodiak Business, and Employee hereby accepts such employment based on the terms and conditions set forth herein.

      2. Base of Operations; Responsibilities. Employee shall be based in ______________________. Employee's duties and responsibilities shall consist of all duties customarily attendant to the position of ________________ and such other duties as may reasonably be assigned from time to time by the _________________________. Employer shall not, without the prior consent of Employee, (a) relocate Employee's office to a location outside of a 25-mile radius of _______________ or (b), during the Term (as defined in Section 4.1),
(i) modify Employee's duties and responsibilities so that Employee's primary responsibility shall no longer be the Kodiak Business or (ii) direct Employee to report to anyone other than the ____________________.

      3. Best Efforts of Employee. During the Term (as defined in Section 4.1), Employee shall devote all of his business time, attention and energies to the Kodiak Business and shall not be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage; provided, however, that nothing contained herein shall restrict or prohibit Employee from personally and on his own account being a passive owner of not more than one percent of the outstanding stock or equity of an entity which is publicly traded, so long as Employee has no active participation in the business of such entity. Employee shall actively and industriously pursue his profession in the interests of Employer, and shall carefully avoid any and all personal acts, habits and usages which might injure in any way, directly or indirectly, his professional reputation, the professional reputation of Employer, or any employee of Employer, or which might otherwise be detrimental to any interest of Employer.

      4. Term of Employment; Termination.

            4.1 Term. The term (the "Term") of employment hereunder shall commence on November 1, 2005 (the "Commencement Date") and shall continue for a period of one year through October 31, 2006 unless sooner terminated as set forth in Section 4.3.

            4.2 Expiration of Term. After the expiration of the Term, Employer and Employee shall establish the terms of Employee's employment by Employer in the same manner utilized by Employer in employment relationships with other similarly situated managers of the Employer, and Employee will be subject to the same severance policy as applicable to other similarly situated managers of the Employer.

            4.3 Termination. This Agreement may be terminated as follows:

                  4.3.1 By Employer for cause (a "Cause Termination") as follows:

                        4.3.1.1 Immediately upon notice by Employer in the event that: (a) Employee shall have committed fraud, been charged with, or convicted of, a felony (whether or not employment related), misappropriated or embezzled funds or engaged in other serious misconduct; or (b) Employee shall have committed a substantial breach of Section 9.2 (a "Section 9.2 Breach").

                        4.3.1.2 30 days after notice by Employer in the event that Employee shall have committed a substantial breach of this Agreement (other than a Section 9.2 Breach), which notice shall make specific reference to this
Section 4.3.1.2 and set forth the details of such breach, unless such breach shall be remedied, in the judgment of Employer, within said 30-day period.

                        4.3.1.3 30 days after notice by Employer in the event of Employee's intentional or grossly negligent refusal or failure to perform his duties or carry out directions of the ___________________ or board of directors, unless such breach shall be remedied, in the judgment of Employer, within said 30-day period.

                  4.3.2 30 days after notice by Employee following a substantial breach of this Agreement committed by Employer, which notice shall make specific reference to this Section 4.3.2 and set forth the details of such breach, unless such breach shall be remedied, in the judgment of Employee, within said 30-day period.

                  4.3.3 14 days after notice by Employer if, at the conclusion of the nine-month period immediately following the Commencement Date (the "Nine-Month Period"), Kodiak shall have a Revenue Default (as defined herein). As used herein, a "Revenue Default" shall mean that, as of the end of the Nine-Month Period, the total of (a) the revenue received by Kodiak for such period and (b) the Forecast Revenue shall be less than $2,400,000. "Forecast Revenue" shall mean the total of Kodiak's booked business, planned work and factored pipeline determined as of the end of the Nine-Month Period in accordance with Kodiak's usual practice.

                  4.3.4 Immediately upon (a) notice by Employer in the event that Employee shall have become Permanently Disabled (as defined in Section 7.2), or (b) the death of Employee.

            4.4 Resignation. In the event of termination of this Agreement for any reason, Employee shall be deemed to have resigned from all positions held in Employer, Kodiak or any of their affiliate or subsidiary companies, including, without limitation, any position as director, officer or trustee.

      5. Compensation and Benefits. During the Term, Employer shall pay Employee the compensation and benefits set forth in this Section 5.

            5.1 Salary. Employer shall pay Employee an annual salary of $____________ (the "Salary") which shall be payable to Employee in accordance with the normal payroll practices of Employer.

            5.2 Benefits. Employer shall provide Employee with the following benefits:

                  5.2.1 Vacation. Employee shall be entitled to vacation in accordance with the standard vacation policies of Employer for full-time similarly-situated employees, but in no event less than four weeks of vacation during the Term.

                  5.2.2 Other Benefits. In addition to the compensation and benefits provided for in this Agreement, Employee shall be entitled to participate in those employee benefit plans, arrangements and perquisites, including, without limitation, stock option plans, that Employer shall offer to full-time similarly-situated employees and in which Employee shall be eligible to participate.

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

      6. Payments on Termination. The following payments shall be made to Employee upon termination of this Agreement:

            6.1 If this Agreement shall be terminated by Employer pursuant to
Section 4.3.1 (Cause) or Section 4.3.4 (death or Permanent Disability), Employee shall be paid only such amount of the Salary that shall have accrued and be unpaid (the "Accrued Salary") as of the date of termination (the "Termination Date"). Employer shall pay the Accrued Salary to Employee as soon as practicable after the Termination Date.

            6.2 If this Agreement shall be terminated during the Term (a) by Employer pursuant to Section 4.3.3, or (b) by Employee pursuant to Section 4.3.2, Employer shall pay Employee (i) the Accrued Salary and (ii) severance pay equal to Employee's Salary for 6 months ("Severance Pay"). The Accrued Salary shall be paid to Employee as soon as practicable after the Termination Date, and the Severance Pay shall be paid in 6 equal monthly installments commencing one month after the Termination Date. During the period that would have constituted the remainder of the Term, Employee shall be entitled to continue to receive the benefits to which he shall be entitled pursuant to Section 5.2.2.

            6.3 If Employer shall not extend an offer to Employee for continued employment upon expiration of the Term, Employee shall be paid (a) the Accrued Salary and (b) severance pay in accordance with the severance policy then in effect for other similarly situated managers of Employer.

      7. Disability.

            7.1 Employee shall be deemed "Temporarily Disabled" if he shall be unable, as a result of physical or mental illness or accident to perform his duties hereunder on a full-time basis (a minimum of 40 hours per business week).

            7.2 Employee shall be deemed "Permanently Disabled" if (a) he and Employer shall agree that he shall be permanently disabled, or (b) he shall be Temporarily Disabled for at least six consecutive months.

            7.3 During any period when Employee shall be Temporarily Disabled, Employee shall continued to be paid his full Salary for the first 90 days of such disability and one-half of his Salary for the next 90 days of such disability. Thereafter, no further payments of Salary shall be paid until Employee shall resume his duties on a full-time basis.

            7.4 Employee shall be entitled to apply accrued vacation time to reduce any period that he is Temporary Disabled.

      8. Facilities. Employer shall make available to Employee such office space, furniture, furnishings, equipment and supplies and secretarial and administrative assistance as Employer shall deem necessary for the performance of Employee's services hereunder.

      9. Non-Disclosure of Confidential Information.

            9.1 Confidential Information. During the Term, Employee may have access to confidential and proprietary information concerning the business or affairs of Employer and its subsidiaries and affiliates (collectively, the "Employer Parties"), including, without limitation, (a) internal business information such as financial statements, reports, summaries of operations, projections, accounting and business methods, information relating to strategic and staffing plans and practices, business, marketing, promotional and sales plans, practices and programs, training practices and programs, business contracts and cost, rate and pricing structures; (b) trade secrets, ideas or designs (whether or not patentable or copyrightable and whether or not reduced to practice or fixed in a tangible medium), including, without limitation, all drawings, formulas, patterns, models, methods, procedures, specifications, technology, development plans, samples, memoranda, notes and other related information; (c) computer software, program listings, documentation, data and data bases; (d) client lists and client confidential information; and (e) compilations of data, including, without limitation, the form or format of information that may comprise or include information otherwise not deemed confidential (collectively, "Confidential Information"). Confidential Information shall not include any records, data or information that is generally known or available to the public, or is in the public domain, at the time of disclosure, or after such disclosure, becomes generally known to the public, or falls into the public domain, other than by a breach of this Agreement by Employee.

            9.2 Non-Disclosure. The Employer Parties shall have the complete right to possession, use and title to all Confidential Information which Employee shall originate or which shall have come into Employee's possession in any way, and Employee shall deliver such Confidential Information to Employer in the ordinary course of business. Employee shall not during the Term, or thereafter, disclose, directly or indirectly, any Confidential Information to any person, other than (a) the Employer Parties, (b) executives of the Employer Parties authorized to receive such Confidential Information at the time of such disclosure, or (c) such other persons to whom Employee shall have been specifically instructed to make disclosure by persons described in (a) and (b), and in all such cases only to the extent required in the course of Employee's employment by Employer, except as required by law. At the expiration or termination of the Term, Employee shall deliver to Employer all Confidential Information which shall be in Employee's possession or control and shall not retain or use any copies or summaries thereof.

            9.3 Remedies. Employee acknowledges that the Employer Parties are engaged in a highly competitive business and that the protections for the Employer Parties set forth in this Section 9 are fair and reasonable and are of vital concern to the Employer Parties. Further, Employee acknowledges that monetary damages for any violation of this Section 9 will not adequately compensate the Employer Parties with respect to any such violation. Therefore, in the event of a breach by Employee of any of the terms and provisions contained in this Section 9, Employer shall be entitled to institute legal proceedings to obtain damages for any such breach and/or to enforce the specific performance of this Agreement by Employee and to enjoin Employee from any further violations. The remedies available to Employer pursuant to this Section
9.3 may be exercised cumulatively by Employer in conjunction with all other rights and remedies provided by law. The provisions of this Section 9 shall survive the termination of this Agreement and the termination and expiration of Employee's employment, regardless of how Employee's employment may be or shall have been terminated.

      10. Miscellaneous Provisions.

            10.1 Waiver. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any other breach of that or any other provision hereof.

            10.2 Severability. If any provision of this Agreement shall be deemed by any court having jurisdiction thereon to be invalid or unenforceable, the balance of this Agreement shall remain in effect; if any provision of this Agreement shall be deemed by any such court to be unenforceable because such provision shall be too broad in scope by reason of the geographic or business scope or the duration thereof, or for any other reason, such provision shall be construed to be limited in scope to the extent such court shall deem necessary to make it enforceable; and if any provision shall be deemed inapplicable by any such court to any person or circumstances, it shall nevertheless be construed to apply to all other persons and circumstances.

            10.3 Governing Law; Effect. This Agreement shall be construed and enforced in accordance with the substantive law of the Commonwealth of Massachusetts, without giving effect to the conflicts or choice of law provisions of Massachusetts or any other jurisdiction, and shall have the effect of a sealed instrument.

            10.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns. This Agreement is personal to Employee, and Employee may not assign nor delegate any of Employee's rights or obligations hereunder in any manner without the prior consent of Employer.

            10.5 Entire Agreement. This Agreement contains a complete statement of the undertakings between the parties with respect to its subject matter, cannot be changed or terminated orally, and supersedes all prior agreements and undertakings. There are no representations not set forth in this Agreement which have been relied upon by the parties.

            10.6 Notice. Any notice, approval, consent or other communication under this Agreement shall be in writing and shall be considered given when (1) delivered personally, or (2) mailed by registered or certified mail, return receipt requested or (3) transmitted by facsimile with a confirming copy sent by overnight mail or courier service to the parties at the addresses indicated below (or at such other address as a party may specify by notice to the others pursuant hereto). Notice given by a party's counsel shall be considered notice given by that party.

            (a)   If to Employer, to it at:

                  6025 The Corners Parkway, Suite 100
                  Norcross, Georgia  30071
                  Attention:  Chief Executive Officer
                  Facsimile No. (678) 291-9610

            (b)   If to Employee, to him at:
                  ______________________________________
                  ______________________________________
                  Facsimile No._________________________

                       [SIGNATURES ON THE FOLLOWING PAGE]

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                                         INTERNET COMMERCE CORPORATION

                                         By:___________________________________
                                         Name:_________________________________
                                         Title:________________________________

                                         ______________________________________
                                         [INSERT EMPLOYEE'S NAME]